FOR IMMEDIATE RELEASE

OpenTV Announces Jim Chiddix to Assume CEO Role

San Francisco, CA, May 12, 2004 – OpenTV Corp. (NASDAQ-NMS:OPTV), one of the world’s leading interactive television companies, today announced that Jim Chiddix, who recently joined OpenTV as the Executive Chairman of its Board of Directors, has assumed the additional role of Chief Executive Officer.

The company indicated that James Ackerman has decided to step down as CEO and has agreed to assist Mr. Chiddix for a transitional period before departing later in the year.

Mr. Chiddix said, “I wish James all the best. He has made a significant contribution to OpenTV by managing the company’s growth through some turbulent times and accelerating the continued deployment of our technologies throughout the world. I appreciate his commitment to ensuring a smooth transition as I assume the CEO role.”

Mr. Ackerman said, “I’m proud of what we have accomplished at OpenTV during my tenure as CEO and I am confident that under Jim’s leadership the company will continue to successfully extend its platform and applications in the United States and abroad. With Jim on board, this seemed like the appropriate time for me to make a change and seek new challenges.”

About OpenTV

One of the world’s leading interactive television companies, OpenTV provides a comprehensive suite of technology, content, games, tools, applications, and professional services that enables cable and satellite network operators in over 90 countries to deliver and manage iTV services on all major digital TV platforms. OpenTV has its Corporate Offices in San Francisco, California and regional offices in the United States, Europe and Asia/Pacific. For more information, please visit www.opentv.com.

OpenTV and the OpenTV logo are trademarks or registered trademarks of OpenTV, Inc. in the United States and other countries. All other trademarks are the property of their respective owners.

All OpenTV products and services may not be available in all geographic areas.

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Contacts
Sandra Colony
(415) 962-5426
prcontact@opentv.com